UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Smith & Wesson Holding Corporation

(Exact Name of Registrant as Specified in Its Charter)

Nevada	87-0543688
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2100 Roosevelt Avenue, Springfield, Massachusetts	01104
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☒

Securities Act registration statement file number to which this form relates:                     (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of class)

(Title of class)

The undersigned registrant, Smith & Wesson Holding Corporation (the “Company”), hereby amends and supplements the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on August 25, 2005 (the “Form 8-A”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Form 8-A.

Item 1. Description of Registrant’s Securities to be Registered.

The response to Item 1 of the Form 8-A is hereby amended by adding the following after the last paragraph thereof:

On October 1, 2013, the Company entered into an Amendment and Termination of Rights Agreement (the “Amendment”) with the Rights Agent, pursuant to which the Company amended the Rights Agreement. The Amendment accelerates the expiration date of the Rights Agreement from August 25, 2015 to October 1, 2013, such that, as of 5:00 p.m. New York City time on October 1, 2013, the Rights will expire and no longer be outstanding and the Rights Agreement will terminate and be of no further force or effect.

The foregoing is a summary only and does not purport to be a complete description of all of the terms, provisions, covenants, and agreements contained in the Amendment, and is subject to and qualified in its entirety by reference to the full text of the Amendment, which is filed herewith as Exhibit 4.12(a) to this Registration Statement on Form 8-A/A and is hereby incorporated by reference into this Item 1.

Item 2. Exhibits.

Exhibit No.	Description

3.9	Certificate of Designation of Series A Junior Participating Preferred Stock (1)

4.12	Rights Agreement, dated as of August 25, 2005, between the Registrant and Interwest Transfer Company, Inc., as Rights Agent (1)

4.12(a)	Amendment and Termination of Rights Agreement, dated as of October 1, 2013, between the Registrant and Interwest Transfer Company, Inc., as Rights Agent

(1)	Incorporated by reference to the Registrant’s Form 8-A filed with the Securities and Exchange Commission on August 25, 2005.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SMITH & WESSON HOLDING CORPORATION

Date: October 1, 2013	By:	/s/ P. James Debney
P. James Debney
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

3.9	Certificate of Designation of Series A Junior Participating Preferred Stock (1)

4.12	Rights Agreement, dated as of August 25, 2005, between the Registrant and Interwest Transfer Company, Inc., as Rights Agent (1)

4.12(a)	Amendment and Termination of Rights Agreement, dated as of October 1, 2013, between the Registrant and Interwest Transfer Company, Inc., as Rights Agent

(1)	Incorporated by reference to the Registrant’s Form 8-A filed with the Securities and Exchange Commission on August 25, 2005.